EX-99.B-77D(a)

SUB-ITEM 77D(a): The type of securities (e.g. bonds, preferred stocks, common stocks) in which it may invest, indicating the proportion of the assets which may be invested in each type of security.

IVY FUNDS

Supplement dated April 8, 2013 to the

Ivy Funds Prospectus

dated July 31, 2012

and as supplemented September 12, 2012, December 3, 2012, January 2, 2013, January 7, 2013,

January 11, 2013 and January 18, 2013

The following is added as a new paragraph following the second paragraph of the “Ivy Asset Strategy Fund – Principal Investment Strategies” section on page 111 of the Ivy Funds Prospectus:

The Fund may gain exposure to commodities, including precious metals, derivatives and commodity-linked instruments by investing in a subsidiary organized in the Cayman Islands (the “Subsidiary”). The Subsidiary is wholly owned and controlled by the Fund. Should the Fund invest in the Subsidiary, it would be expected to provide the Fund with exposure to investment returns from commodities, derivatives and commodity-linked instruments within the limits of the federal tax requirements applicable to investment companies, such as the Fund. The Subsidiary is subject to the same general investment policies and restrictions as the Fund, except that unlike the Fund, the Subsidiary is able to invest without limitation in commodities, derivatives and commodity-linked instruments and, to the extent the Subsidiary invests in derivative instruments, may use leveraged investment techniques.

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The following is added as a new paragraph following the last bullet point in the “Ivy Asset Strategy Fund – Principal Investment Risks” section on page 113 of the Ivy Funds Prospectus:

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Subsidiary Investment Risk. By investing in the Subsidiary, the Fund is exposed to the risks associated with the Subsidiary’s investments. The Subsidiary is not registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and is not subject to all of the investor protections of the 1940 Act. Thus, the Fund, as an investor in the Subsidiary, would not have all of the protections offered to investors in registered investment companies. However, because the Fund wholly owns and controls the Subsidiary, and the Fund and Subsidiary are managed by IICO, it is unlikely that the Subsidiary would take action contrary to the interests of the Fund or the Fund’s shareholders. In addition, changes in the laws of the United States and/or the Cayman Islands, under which the Fund and the Subsidiary are organized, respectively, could result in the inability of the Fund and/or the Subsidiary to operate as intended and could negatively affect the Fund and its shareholders. Although under the federal tax law, the Fund may not earn more than 10% of its annual gross income from gains resulting from selling commodities (and other non-qualifying income), the Fund has received an opinion of counsel, which is not binding on the Internal Revenue Service or the courts, that income the Fund receives from the Subsidiary should constitute qualifying income.

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The following is added as a new paragraph following the second paragraph of the “Ivy Asset Strategy New Opportunities Fund – Principal Investment Strategies” section on page 117 of the Ivy Funds Prospectus:

The Fund may gain exposure to commodities, including precious metals, derivatives and commodity-linked instruments by investing in a subsidiary organized in the Cayman Islands (the “Subsidiary”). The Subsidiary is wholly owned and controlled by the Fund. Should the Fund invest in the Subsidiary, it would be expected to provide the Fund with exposure to investment returns from commodities, derivatives and commodity-linked instruments within the limits of the federal tax requirements applicable to investment companies, such as the Fund. The Subsidiary is subject to the same general investment policies and restrictions as the Fund, except that unlike the Fund, the Subsidiary is able to invest without limitation in commodities, derivatives and commodity-linked instruments and, to the extent the Subsidiary invests in derivative instruments, may use leveraged investment techniques.

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The following is added as a new paragraph following the last bullet point in the “Ivy Asset Strategy New Opportunities Fund – Principal Investment Risks” section on page 119 of the Ivy Funds Prospectus:

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Subsidiary Investment Risk. By investing in the Subsidiary, the Fund is exposed to the risks associated with the Subsidiary’s investments. The Subsidiary is not registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and is not subject to all of the investor protections of the 1940 Act. Thus, the Fund, as an investor in the Subsidiary, would not have all of the protections offered to investors in registered investment companies. However, because the Fund wholly owns and controls the Subsidiary, and the Fund and Subsidiary are managed by IICO, it is unlikely that the Subsidiary would take action contrary to the interests of the Fund or the Fund’s shareholders. In addition, changes in the laws of the United States and/or the Cayman Islands, under which the Fund and the Subsidiary are organized, respectively, could result in the inability of the Fund and/or the Subsidiary to operate as intended and could negatively affect the Fund and its shareholders. Although under the federal tax law, the Fund may not earn more than 10% of its annual gross income from gains resulting from selling commodities (and other non-qualifying income), the Fund has received an opinion of counsel, which is not binding on the Internal Revenue Service or the courts, that income the Fund receives from the Subsidiary should constitute qualifying income.

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The following is added as a new bullet point following the last bullet point in the “Additional Information about Principal Investment Strategies, Other Investments and Risks – Ivy Asset Strategy Fund – Principal Risks” section on page 167 of the Ivy Funds Prospectus:

•	Subsidiary Investment Risk

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The following is added as a new bullet point following the last bullet point in the “Additional Information about Principal Investment Strategies, Other Investments and Risks – Ivy Asset Strategy New Opportunities Fund – Principal Risks” section on page 168 of the Ivy Funds Prospectus:

•	Subsidiary Investment Risk

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The following is added as a new paragraph after the Small Company Risk paragraph in the “Additional Information about Principal Investment Strategies, Other Investments and Risks – Defining Risks” section on page 181 of the Ivy Funds Prospectus:

Subsidiary Investment Risk – By investing in its subsidiary, each of Ivy Asset Strategy Fund and Ivy Asset Strategy New Opportunities Fund is exposed to the risks associated with its Subsidiary’s investments. Each Fund’s Subsidiary is not registered under the 1940 Act, and is not subject to all of the investor protections of the 1940 Act. Thus, each Fund, as an investor in its Subsidiary, would not have all of the protections offered to investors in registered investment companies. However, because each Fund wholly owns and controls its Subsidiary, and each Fund and its Subsidiary are managed by IICO, it is unlikely that a Fund’s Subsidiary would take action contrary to the interests of the Fund or the Fund’s shareholders. In addition, changes in the laws of the United States and/or the Cayman Islands, under which each Fund and its Subsidiary are organized, respectively, could result in the inability of each Fund and/or its Subsidiary to operate as intended and could negatively affect each Fund and its shareholders. Although under the federal tax law, each Fund may not earn more than 10% of its annual gross income from gains resulting from selling commodities (and other non-qualifying income), each Fund has received an opinion of counsel, which is not binding on the Internal Revenue Service or the courts, that income each Fund receives from its Subsidiary should constitute qualifying income.

IVY FUNDS

Supplement dated April 8, 2013 to the

Ivy Funds Statement of Additional Information

dated July 31, 2012

and as supplemented September 12, 2012, December 13, 2012, January 2, 2013, January 11, 2013 and January 18, 2013

The following is added as a new section following the Short Sales Against the Box paragraph in the “The Funds, Their Investments, Related Risks and Restrictions – Specific Securities and Investment Practices” section on page 37 of the Ivy Funds Statement of Additional Information:

Subsidiary Investments

Each of the Ivy Asset Strategy Fund and Ivy Asset Strategy New Opportunities Fund may from time to time invest in its wholly owned and controlled subsidiary organized as an exempted company under the laws of the Cayman Islands (each a “Subsidiary”). Each Fund will not invest more than 25% of the value of its total assets in its Subsidiary as of the end of any quarter of its taxable year. Shares of a Subsidiary will not be sold or offered to other investors. By investing in its Subsidiary, a Fund is exposed to the risks associated with its Subsidiary’s investments. A Fund’s Subsidiary invests primarily in commodities, including precious metals, derivatives, commodity-linked instruments, as well as fixed-income securities and other investments intended to serve as margin or collateral for any derivative positions, and cash instruments. Unlike each Fund, a Subsidiary may invest without limitation in these instruments and, to the extent a Subsidiary invests in derivative instruments, may use leveraged investments. Each Subsidiary otherwise is subject to the same general investment policies and restrictions as its respective Fund.

Each Subsidiary is not registered under the 1940 Act, but is subject to certain of the investor protections of that Act. The Ivy Asset Strategy Fund and Ivy Asset Strategy New Opportunities Fund, as the sole shareholder of its Subsidiary, does not have all of the protections offered to investors in registered investment companies. However, since a Fund wholly owns and controls its Subsidiary, and the Fund and its Subsidiary are managed by IICO, it is unlikely that a Fund’s Subsidiary will take action contrary to the interests of the Fund or its shareholders. The Board has oversight responsibility for the investment activities of each Fund, including its investments in the Fund’s Subsidiary, and the Fund’s role as sole shareholder of its Subsidiary. Also, in managing a Subsidiary’s portfolio, IICO will be subject to the same aggregate investment restrictions and operational guidelines that apply to the management of the respective Fund.

Changes in the laws of the United States and/or the Cayman Islands, under which each Fund and its Subsidiary, respectively, are organized, could result in the inability of the Fund or its Subsidiary to operate as described in this SAI and could negatively affect the Fund and its shareholders. For example, the government of the Cayman Islands does not currently impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax on the Subsidiaries. If Cayman Islands law changes such that a Fund’s Subsidiary must pay Cayman Islands taxes, the Fund shareholders would likely suffer decreased investment returns.

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The following is added as a new section following the Ivy Municipal Bond Fund and Ivy Municipal High Income Fund paragraph in the “Taxation of the Funds” section on page 137 of the Ivy Funds Statement of Additional Information:

Ivy Asset Strategy Fund and Ivy Asset Strategy New Opportunities Fund – Investment in the Subsidiary

Each of the Ivy Asset Strategy Fund and Ivy Asset Strategy New Opportunities Fund (each referred to in this sub-section as a “Fund”) may invest part of its assets (but not more than 25% of the value of its total assets as of the end of any quarter of its taxable year) in its Subsidiary. Each Subsidiary is classified as a corporation for Federal income tax purposes. A foreign corporation, such as a Subsidiary, generally is not subject to Federal income taxation except for income that is effectively connected with its conduct of a trade or business within the United States. It is expected that each Subsidiary will conduct its activities in a manner so as to meet the requirements of a safe harbor under Section 864(b)(2) of the Code (“Safe Harbor”) pursuant to which the Subsidiary, provided it is not a dealer in stocks, securities or commodities, may engage in the following activities without being deemed to be engaged in a U.S. trade or business: (1) trading in stocks or securities (including contracts to buy or sell securities) for its own account; and (2) trading, for its own account, in commodities that are “of a kind customarily dealt in on an organized commodity exchange” if the transaction is of a kind customarily consummated at such place. Thus, each Subsidiary’s commodities and securities trading activities, if any, should not constitute a U.S. trade or business. However, if certain of a Subsidiary’s activities were determined not to be of the type described in the Safe Harbor or if the Subsidiary’s gains were attributable to investments in securities that constitute U.S. real property interests (which is not expected), then the activities of the Subsidiary may be considered to constitute a U.S. trade or business.

A U.S. person who owns (directly, indirectly or constructively) 10% or more of the total combined voting of all classes of stock of a foreign corporation is a “United States shareholder” for purposes of the controlled foreign corporation (“CFC”) provisions of the Code (commonly referred to as “subpart F”). A foreign corporation is a CFC if, on any day of its taxable year, more than 50% of the voting power or value of its stock is owned (directly, indirectly or constructively) by United States shareholders. Because a Fund owns all the stock in its Subsidiary, the Fund is a United States shareholder thereof and its Subsidiary is a CFC. As a United States shareholder, each Fund is required to include in its gross income for Federal income tax purposes its Subsidiary’s “subpart F income” (defined, in part, below), whether or not such income is distributed by the Subsidiary. It is expected that all of a Subsidiary’s income will be subpart F income. Subpart F income generally includes interest, OID, dividends, net gains from the disposition of securities, receipts with respect to securities loans and net payments received with respect to futures contracts. A Fund’s recognition of the Subsidiary’s subpart F income will increase the Fund’s tax basis in its Subsidiary. Distributions by a Fund’s Subsidiary to the Fund will be tax-free to the extent of its previously undistributed subpart F income and correspondingly would reduce the Fund’s tax basis in its Subsidiary. Subpart F income generally is treated as ordinary income, regardless of the character of a Subsidiary’s underlying income.

As noted above, to qualify as a RIC each Fund must derive at least 90% of its gross income each taxable year from certain specified sources, including “other income (including gains from options, futures contracts or forward currency contracts) derived with respect to its business of investing in securities or foreign currencies” (“Other Income”). Although gains from the disposition of commodities are not considered Other Income, the IRS has issued numerous private letter rulings (“PLRs”) since 2006 that a RIC’s inclusion of subpart F income from a wholly-owned foreign subsidiary (such as each Subsidiary) is Other Income. A PLR may be cited as precedent, however, only by the taxpayer(s) to whom it is issued. Moreover, in July 2011, the IRS suspended the issuance of further PLRs to RICs seeking commodities exposure through the use of foreign wholly-owned subsidiaries (and structured notes); it is understood that the IRS initiated that suspension, which was still in effect as of the effective date of this SAI, to re-examine the policies underlying the previously issued PLRs. Each Fund nevertheless has received an opinion of counsel, which is not binding on the IRS or the courts, that income the Fund derives from its Subsidiary should constitute Other Income.

There can be no assurance that there will not be changes in tax or other Federal law that might adversely affect each Fund’s investment in its Subsidiary. If the IRS were to change its position expressed in the issued PLRs, such that a Fund’s income from its Subsidiary was not Other Income, the Fund could be unable to qualify as a RIC for one or more taxable years. If a Fund failed to so qualify for any taxable year but was eligible to and did cure the failure, it would incur potentially significant additional Federal income tax expense. If, on the other hand, a Fund failed to so qualify for any taxable year and was ineligible to or otherwise did not cure the failure, it would be subject to Federal income tax on its taxable income at corporate rates, with the consequence that its income available for distribution to shareholders would be reduced and all such distributions from earnings and profits would be taxable to them as dividend.

IVY FUNDS

Supplement dated July 2, 2013 to the

Ivy Funds Prospectus

dated July 31, 2012

and as supplemented September 12, 2012, December 3, 2012, January 2, 2013, January 7, 2013

January 11, 2013, January 18, 2013, April 8, 2013 and May 2, 2013

The following replaces the “Principal Investment Strategies” section of Ivy Global Natural Resources Fund on page 132:

Ivy Global Natural Resources Fund invests, under normal circumstances, at least 80% of its net assets in equity securities of companies throughout the world that own, explore or develop natural resources and other basic commodities or supply goods and services to such companies.

For these purposes, “natural resources” generally includes, but is not limited to: energy (such as utilities, producers/developers, refiners, service/drilling), alternative energy (such as uranium, coal, hydrogen, wind, solar, fuel cells), industrial products (such as building materials, cement, packaging, chemicals, supporting transport and machinery), forest products (such as lumber, plywood, pulp, paper, newsprint, tissue), base metals (such as aluminum, copper, nickel, zinc, iron ore and steel), precious metals and minerals (such as gold, silver, platinum, diamonds), and agricultural products (grains and other foods, seeds, fertilizers, water).

IICO uses an equity style that focuses on both growth and value, as well as utilizing both a top-down (the creation of macro-economic models to prepare an outlook for economic and market conditions) and a bottom-up (fundamental, company by company) approach. IICO targets companies for investment that, in its opinion, have strong management and financial positions, adding balance with established low-cost, low-debt producers or positions that are based on anticipated commodity price trends. The Fund seeks to be diversified internationally, and therefore, IICO invests in foreign companies and U.S. companies that have principal operations in foreign jurisdictions. While IICO seeks to anchor the Fund’s assets in the United States, the Fund may invest up to 100% of its total assets in foreign securities. Exposure to companies in any one particular foreign country is typically less than 20% of the Fund’s total assets. The Fund also may have exposure to companies located in, and/or doing business in, emerging markets.

Under normal circumstances, the Fund invests at least 65% of its total assets in issuers of at least three countries, which may include the U.S. An investment in foreign securities presents additional risks such as currency fluctuations and political or economic conditions affecting the foreign country. Many companies have diverse operations, with products or services in foreign markets. Therefore, the Fund will have an indirect exposure to foreign markets through investments in these companies.

Generally, in determining to sell a security, IICO considers various factors, including whether the holding has sufficiently exceeded its target price, whether a growth-oriented company has failed to deliver growth, and the effect of commodity price trends on certain holdings. IICO may also sell a security to take advantage of what it believes to be more attractive investment opportunities, to reduce the Fund’s holding in that security, or to raise cash.

The Fund may use a range of derivative instruments in seeking to hedge market risk on equity securities, increase exposure to specific sectors or companies, and manage exposure to various foreign currencies and precious metals. In an effort to hedge market risk and increase exposure to equity markets, the Fund may utilize futures on equity indices and/or purchase option contracts on individual equity securities and exchange-traded funds (ETFs). In seeking to manage foreign currency exposure, the Fund may utilize forward contracts to either increase or decrease exposure to a given currency. In seeking to manage the Fund’s exposure to precious metals, IICO may utilize futures contracts, both long and short positions, as well as options contracts, both written and purchased, on precious metals.

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The following replaces the “Derivatives Risk” bullet point of the “Principal Investment Risks” section of Ivy Global Natural Resources Fund on page 133:

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Derivatives Risk. The use of derivatives presents several risks, including the risk that these instruments may change in value in a manner that adversely affects the Fund’s NAV and the risk that fluctuations in the value of the derivatives may not correlate with securities markets or the underlying asset upon which the derivative’s value is based. Moreover, some derivatives are more sensitive to interest rate changes and market price fluctuations than others. To the extent the judgment of IICO as to certain anticipated price movements is incorrect, the risk of loss may be greater than if the derivative technique(s) had not been used. Derivatives also may be subject to counterparty risk, which includes the risk that a loss may be sustained by the Fund as a result of the insolvency or bankruptcy of, or other non-compliance by, another party to the transaction.

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The following replaces the “Management Risk” bullet point of the “Principal Investment Risks” section of Ivy Global Natural Resources Fund on page 133:

•	Management Risk. Fund performance is primarily dependent on IICO’s skill in evaluating and managing the Fund’s portfolio, and the Fund may not perform as well as other similar mutual funds.

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The following replaces the disclosure regarding Ivy Global Natural Resources Fund in the “Additional Information about Principal Investment Strategies, Other Investments and Risks” section on pages 170-171:

Ivy Global Natural Resources Fund: The Fund seeks to achieve its objective to provide capital growth and appreciation by investing at least 80% of its net assets in the equity securities of companies of any size throughout the world that own, explore or develop natural resources and other basic commodities or that supply goods and services to such companies. There is no guarantee, however, that the Fund will achieve its objective.

IICO systematically reviews its investment decisions and may allow cash reserves to build up when valuations seem unattractive. IICO attempts to manage risk through diversifying the Fund’s holdings by commodity, country, issuer, and market capitalization of companies; however, such diversification may not necessarily reduce Fund volatility. IICO searches for what it feels are well-managed companies with strong balance sheets and the technological capability and expertise to grow independently of commodity prices. In addition, IICO seeks to anchor the Fund’s holdings with established larger companies that have historically strong-producing assets and attractive long-term reinvestment opportunities. From a macro perspective, IICO monitors demand expectations for various commodities and utilizes this information to adjust the level of sector exposure and individual security holdings in the Fund.

Under normal circumstances, the Fund invests at least 65% of its total assets in issuers of at least three countries, which may include the U.S. An investment in foreign securities presents additional risks such as currency fluctuations and political or economic conditions affecting the foreign country. Many companies have diverse operations, with products or services in foreign markets. Therefore, the Fund will have an indirect exposure to foreign markets through investments in these companies.

The Fund may also invest in ETFs or options on ETFs as a means of tracking the performance of a designated stock index. The Fund also may invest in precious metals and other physical commodities.

The Fund may use a range of other investment techniques, including investing in MLPs. An MLP is an investment that combines the tax benefits of a partnership with the liquidity of publicly traded securities. The MLPs in which the Fund may invest are primarily engaged in investing in oil and gas-related businesses, including energy processing and distribution. Investments in securities of an MLP involve risks that differ from investments in common stocks, including, among others, risks related to limited control and limited rights to vote on matters affecting the MLP, cash flow risks, dilution risks, and others.

The Fund’s investments in MLPs will be limited by tax considerations.

As a temporary defensive measure, when IICO believes that securities markets or economic conditions are unfavorable or unsettled, the Fund may try to protect its assets by investing up to 100% of its total assets in securities that are highly liquid, including high-quality money market instruments, such as short-term U.S. government securities, commercial paper, or repurchase agreements, even though that is not the normal investment strategy of the Fund. Even though the securities purchased for defensive purposes often are considered the equivalent of cash, and typically are highly liquid or comparatively safe, they tend to offer lower returns. Therefore, the Fund’s performance could be comparatively lower if it concentrates its assets in defensive holdings. The additional temporary defensive measures that IICO may employ include altering the mix of company and sector holdings or using derivative strategies. By taking a temporary defensive position, the Fund may not achieve its investment objective.

Principal Risks. An investment in Ivy Global Natural Resources Fund is subject to various risks, including the following:

•	Commodities Risk

•	Company Risk

•	Derivatives Risk

•	Emerging Market Risk

•	Foreign Currency Risk

•	Foreign Exposure Risk

•	Foreign Securities Risk

•	Global Natural Resources Industry Risk

•	Growth Stock Risk

•	Investment Company Securities Risk

•	Liquidity Risk

•	Management Risk

•	Market Risk

•	Sector Risk

•	Value Stock Risk

Non-Principal Risks. In addition to the Principal Risks identified above, an investment in Ivy Global Natural Resources Fund may be subject to other, non-principal risks, including the following:

•	Foreign Currency Exchange Transactions and Forward Foreign Currency Contracts Risk

•	Large Company Risk

•	Mid Size Company Risk

•	MLP Risk

•	Small Company Risk

A description of these risks is set forth in Defining Risks below. Additional risk information, as well as additional information on securities and other instruments in which the Fund may invest, is provided in the SAI.

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The following paragraphs are inserted following the “Mid Size Company Risk” paragraph in the “Additional Information about Principal Investment Strategies, Other Investments and Risks – Defining Risks” section on page 179.

MLP Risk: Investments in securities of an MLP involve risks that differ from investments in common stocks, including, among others, risks related to limited control and limited rights to vote on matters affecting the MLP, cash flow risks, dilution risks, and others.

Investing in MLPs also involves certain risks related to investing in the underlying assets of the MLPs and risks associated with pooled investment vehicles. MLPs holding credit-related investments are subject to interest rate risk and the risk of default on payment obligations by debt issuers. MLPs that concentrate in a particular industry or a particular geographic region are subject to risks associated with such industry or region. Investments held by MLPs may be relatively illiquid, limiting the MLPs’ ability to vary their portfolios promptly in response to changes in economic or other conditions. MLPs may have limited financial resources, their securities may trade infrequently and in limited volume, and they may be subject to more abrupt or erratic price movements than securities of larger or more broadly based companies.

Distributions from an MLP may consist in part of a return of the amount originally invested, which would not be taxable to the extent the distributions do not exceed the investor’s adjusted basis in its MLP interest.